Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS
OUTSTANDING FISCAL 2021 RESULTS

Full Year Net Sales Increased 13% and Diluted EPS Increased to $7.79 from $1.86

In Constant Currency, Net Sales Grew 11% and Adjusted Diluted EPS Increased 54%

Fourth Quarter Net Sales Growth Accelerated to 62%; Up 10% Versus Fiscal 2019

Strong Net Sales Recovery Expected to Continue in Fiscal 2022

New York, August 19, 2021 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $16.22 billion for its fiscal year ended June 30, 2021, an increase of 13% from $14.29 billion in the prior-year period. Excluding the impact of currency translation, net sales increased 11%. Net sales grew in every region and in most product categories, reflecting the gradual reopening and recovery in brick-and-mortar retail stores in certain markets compared to the prior year when retail locations closed in most markets during the second half of the year as COVID-19 spread globally. Incremental net sales from the Company’s acquisition of Have&Be Co. Ltd. (“Dr. Jart+”) and the increase in its ownership of Deciem Beauty Group (“DECIEM”) contributed 2 percentage points of growth to reported net sales.

The Company reported net earnings of $2.87 billion, compared with net earnings of $0.68 billion last year. Diluted net earnings per common share was $7.79, compared with $1.86 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share increased 57% to $6.45, and rose 54% in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered outstanding results in fiscal 2021, capped by an exceptional fourth quarter and powered by our multiple engines of growth strategy as well as the timeless desirability of prestige beauty. Notably, both sales and profitability meaningfully exceeded fiscal 2019 performance. Amid the challenges of the pandemic, we invested in near- and long-term growth opportunities and managed costs elsewhere with discipline, while making important progress on our social impact commitments and sustainability goals.

Our growth engines of Skin Care, luxury and artisanal Fragrance, Asia/Pacific, travel retail in Asia/Pacific, and global Online performed exceptionally well. Innovation soared and eight of our brands grew sales double-digits, led by Estée Lauder, La Mer, and Jo Malone London. We amplified the strength of our skin care portfolio as we became majority owners of DECIEM, with its coveted brand The Ordinary. We also invested in an innovation center in Shanghai and a manufacturing facility near Tokyo to enhance our rapid growth in the region.”

Freda emphasized, “We begin fiscal 2022 as a stronger company thanks to our employees, whose compassion, creativity, and resolve have been extraordinary during the pandemic. Our success in the past year gives us confidence for the new year, as volatility and variability from COVID-19 are likely to persist for some time to come. For fiscal 2022, we expect strong net sales and adjusted earnings per share growth with continued margin expansion. Our growth engines are poised to increasingly diversify as Makeup and Hair Care, developed markets in the west, and brick-and-mortar retail gradually recover and complement the strength of our existing growth engines. We anticipate that growth in emerging markets will also resume over time as the impacts of the pandemic abate.”

COVID-19 Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment, temporarily impacting retail traffic and certain consumer preferences in the fourth quarter of fiscal 2021. The resurgence of COVID-19 cases and the rapid spread of the Delta variant in most parts of the world, particularly in the United Kingdom and Continental Europe, Latin America and Asia outside of China, led to government restrictions to prevent further spread of the virus. These restrictions included the temporary closure of businesses deemed non-essential, curtailment of travel, social distancing and quarantines.

Retail Impact
While most brick-and-mortar retail stores that sell the Company’s products, whether operated by the Company or its customers, were open during much of the fourth quarter of fiscal 2021, most notably in China and the United States, there were intermittent closures throughout the rest of the world. More specifically, in the United Kingdom, Continental Europe, Canada, much of Latin America, and most of the Asia/Pacific region with the exception of China, many retail stores were temporarily closed for some period during the quarter due to the resurgence of COVID-19 cases. In the United Kingdom, much of Continental Europe and Canada, retail locations gradually reopened during the quarter but with capacity and other safety restrictions in place. Globally, in areas where stores were open, consumer traffic has not recovered to the pre-COVID-19 pandemic levels. International travel has remained largely curtailed globally due to both government restrictions and consumer health concerns that continue to adversely impact consumer traffic in most travel retail locations.

Conversely, domestic travel in China, especially in Hainan, and some other travel corridors in Asia/Pacific and The Americas were open and drove double-digit growth for fiscal 2021. Online continued to be strong globally as well. Online sales1 as a percent of total net sales has nearly doubled since fiscal 2019, with increases in every region, as more consumers have embraced online shopping since the beginning of the pandemic.

Consumer Preferences
The COVID-19 pandemic-related closures of offices, retail stores and other businesses and the significant decline in social gatherings have also influenced consumer preferences and practices. Specifically, the demand for makeup continues to be weak compared to the pre-COVID-19 pandemic period, given fewer makeup usage occasions and ongoing mask wearing, while skin care, fragrance and hair care have been more resilient.

1Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites.

Cost Controls
In response to the ongoing impacts from the COVID-19 pandemic, the Company continues to implement cost control actions in certain areas of the business to effectively manage the changing business environment.

Fiscal 2021 Results
Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration, acquisition-related stock option expense (less portion attributable to redeemable non-controlling interest), goodwill, other intangible and long-lived asset impairments, and other income, net as detailed in the following table.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Year Ended June 30, 2021				Year Ended June 30
	Net Sales		Diluted Earnings Per Share (“EPS”)		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2021	2020
As Reported Results (1)	13%	11%	100+%	100+%	$7.79	$1.86
Restructuring and other charges					.48	.19
Changes in fair value of contingent consideration					(.01)	(.04)
Acquisition-related stock option expense					.09	—
Goodwill, other intangible and long-lived asset impairments					.40	3.31
Other income, net(2)					(2.30)	(1.20)
Non-GAAP		11%	57%		$6.45	$4.12
Impact of foreign currency on earnings per share					(.11)
Non-GAAP, constant currency earnings per share				54%	$6.34

(1)Represents GAAP, except Constant Currency percentages
(2)See page 16 for further information

Net sales and operating income in the Company’s product categories and regions outside of the United States benefited from a weaker U.S. dollar in relation to most currencies.

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$9,484	$7,382	28%	25%	$3,036	$2,125	43%
Makeup	4,203	4,794	(12)	(14)	(384)	(1,438)	73
Fragrance	1,926	1,563	23	21	215	17	100+
Hair Care	571	515	11	9	(19)	(19)	—
Other	45	40	13	10	(2)	4	(100+)
Subtotal	16,229	14,294	14	11	2,846	689	100+
Returns/charges associated with restructuring and other activities	(14)	—			(228)	(83)
Total	$16,215	$14,294	13%	11%	$2,618	$606	100+%

Total reported operating income was $2.62 billion, an increase from $606 million in the prior year. In constant currency, adjusted operating income increased 44%, primarily reflecting higher net sales and excluding the following items:
•Fiscal 2021: $117 million of goodwill and other intangible asset impairments related to GLAMGLOW and Smashbox, $71 million of asset impairments related to some of the Company’s freestanding stores, $40 million of DECIEM acquisition-related stock option expense and $226 million of restructuring and other charges and adjustments.
•Fiscal 2020: $1.2 billion of goodwill and other intangible asset impairments related to Too Faced, BECCA, Smashbox, GLAMGLOW and Editions de Parfums Frédéric Malle, $215 million of long-lived asset impairments relating to some of the Company’s freestanding stores, and $66 million of restructuring and other charges and adjustments.
•The favorable impact of currency translation of $48 million.

Skin Care
•Skin care net sales grew across every region, led by Estée Lauder, La Mer and Clinique.
•Incremental net sales of Dr. Jart+ and the increase in ownership of DECIEM contributed approximately 4 percentage points to skin care net sales growth. Dr. Jart+ contributed strong double-digit organic growth in the second half of the fiscal year driven by consumer demand for high loyalty hero franchises, including Cicapair, Ceramidin and Dermask.
•Estée Lauder delivered double-digit growth, reflecting growth in all regions, with significant strength in mainland China. It delivered double-digit growth in travel retail and online, driven by consumer demand for high-loyalty hero franchises, including Advanced Night Repair, Nutritious, Micro Essence, Revitalizing Supreme+ and Re-Nutriv. Within these franchises, net sales growth benefited from successful new product launches of Advanced Night Repair Synchronized Multi-Recovery Complex and Revitalizing Supreme+ Bright.
•Strong double-digit growth from La Mer was driven by significant strength among Chinese consumers in both mainland China and travel retail. Online also grew double digits globally. Net sales growth was driven by increases in hero products, including The Treatment Lotion, Crème de la Mer, The Concentrate and The Moisturizing Soft Cream.

The launch of Genaissance de la Mer The Concentrated Night Balm and targeted expanded consumer reach also contributed to growth.
•Clinique delivered double-digit growth in every region driven by strong demand for its hero products, including the Dramatically Different products and Even Better Clinical Radical Dark Spot Corrector + Interrupter. The launch of Moisture Surge 100H Auto-Replenishing Hydrator also contributed to growth.
•Skin care operating income increased, primarily from higher net sales at Estée Lauder, La Mer and Clinique partially offset by an increase in certain incentive compensation. Incremental cost containment in response to COVID-19 was partially offset by strategic investments that were made during the fiscal year.

Makeup
•Makeup net sales declined among nearly all brands, led by M·A·C and Clinique. These declines were partially offset by growth at Too Faced and La Mer. The effects of COVID-19 disproportionately impacted makeup usage, particularly foundation and lip, in most markets. Makeup sales rose in the second half of the fiscal year in every region, reflecting the more advanced recovery in China and the easier comparisons to the second half of the prior year as COVID-19 spread globally.
•Too Faced net sales growth reflected both targeted expanded consumer reach and strength in lip plumpers, including the successful launch of Lip Injection Maximum Plump Lip Plumper.
•Net sales from La Mer grew due to the continued success of The Luminous Lifting Cushion Foundation in international markets.
•Makeup operating income improved, primarily reflecting the year-over-year reduction of goodwill, other intangible and long-lived asset impairments.

Fragrance
•Net sales grew, largely due to increases from Jo Malone London, Tom Ford Beauty, Le Labo, Kilian Paris, certain designer fragrances and Editions de Parfums Frédéric Malle. Fragrance growth accelerated during the year driven by continued resilience in luxury fragrance during the pandemic as well as easier comparisons in the second half of the fiscal year.
•Jo Malone London’s net sales grew double digits primarily driven by strength in colognes, including the new Blossoms Collection. Bath & Body and Home also delivered strong growth reflecting consumer demand for home fragrance products during the pandemic.
•Tom Ford Beauty grew strong double-digits, reflecting the successful launches of Bitter Peach and Rose Prick Private Blend fragrances as well as hero products, including Oud Wood and Black Orchid among others. The launches of Tubereuse Nue and Costa Azzurra also contributed to growth.
•Net sales from Le Labo rose strong double digits with growth in all regions driven by hero fragrances and home products.
•Kilian Paris’ net sales rose double digits driven by demand for hero products, including Good Girl Gone Bad, and the successful launch of The Liquors franchise.
•Fragrance operating income increased, driven primarily by higher net sales and disciplined expense management partially offset by an increase in certain incentive compensation.

Hair Care
•Hair care net sales rose, primarily reflecting successful innovation at Aveda, including Botanical Repair, and growth from existing product franchises, including Nutriplenish and Invati. Aveda’s online sales grew strong double digits, reflecting the brand’s expanded online services which drove sales to the channel while many salons and freestanding stores were closed.
•Hair care operating results were flat reflecting higher net sales from Aveda, which was offset by the return of incentive compensation to pre-COVID-19 pandemic levels.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$3,797	$3,794	—%	1%	$518	$(1,044)	100+%
Europe, the Middle East & Africa	6,946	6,262	11	9	1,335	997	34
Asia/Pacific	5,486	4,238	29	22	993	736	35
Subtotal	16,229	14,294	14	11	2,846	689	100+
Returns/charges associated with restructuring and other activities	(14)	—			(228)	(83)	(100+)
Total	$16,215	$14,294	13%	11%	$2,618	$606	100+%

The Americas
•Net sales increased slightly in the region reflecting growth in North America compared to the prior year where brick-and-mortar began to shut down in March 2020 due to COVID-19. Net sales in Latin America declined slightly, primarily reflecting lower net sales in Brazil due to the impacts of COVID-19.
•Incremental net sales of Dr. Jart+ and the increase in ownership of DECIEM contributed approximately 1 percentage point to net sales growth.
•Online sales grew double digits in The Americas, comprising 40% of sales, as the Company and many retailers captured consumer demand online utilizing new and existing digital capabilities, which more than offset declines from soft traffic in brick-and-mortar doors.
•In North America, double-digit growth in the fragrance category and strong growth in skin care were mostly offset by the impacts of COVID-19 on the makeup category.
•Operating income in The Americas increased, primarily reflecting the year-over-year reduction of goodwill, other intangible and long-lived asset impairments.

Europe, the Middle East & Africa
•Net sales grew in the region, led by travel retail and online. During the fourth quarter, rising vaccination rates allowed some markets to reopen while others had additional closures, and brick-and-mortar retail locations started to slowly recover.
•Incremental net sales of Dr. Jart+ and the increase in ownership of DECIEM contributed less than 1 percentage point to net sales growth.

•Net sales from the Company’s global travel retail business increased year-over-year despite the curtailment of international passenger traffic in Europe, the Middle East & Africa and The Americas. This was more than offset by growth in Asia/Pacific driven by China domestic travel, especially in Hainan, and Korea.
•Online sales rose strong double-digits, reflecting the Company’s increased focus on reaching consumers digitally, including the launches of new brand sites in India and several other countries as well as the launches on additional pure play retailers.
•Operating income increased, primarily driven by the growth in travel retail.

Asia/Pacific
•Net sales growth reflected increases in mainland China, Korea, Australia and several smaller markets.
•Incremental net sales of Dr. Jart+ and the increase in ownership of DECIEM contributed approximately 6 percentage points to net sales growth.
•Skin care, fragrance and hair care net sales grew strong double-digits in the region, while makeup net sales declined slightly.
•The Company continued to focus its investments on digital marketing, which drove strong double-digit online sales growth. Sales of the Company’s products online represented 36% of sales for the fiscal year. Department stores, specialty multi and freestanding stores grew double digits as well.
•In mainland China, net sales grew strong double digits led by continued strength in skin care, an acceleration in fragrance growth and the initial recovery in makeup during the year. Net sales growth benefited from successful programs during key shopping events, including the 11.11 Global Shopping Festival and the 6.18 Mid-Year Shopping Festival. Nearly every brand grew, led by luxury brands, and sales increased double digits in every channel.
•Operating income increased, driven by higher net sales partially offset by strategic investments that were made during the fiscal year.

Cash Flows
•For the twelve months ended June 30, 2021, net cash flows provided by operating activities were $3.63 billion, compared with $2.28 billion in the prior year, reflecting higher earnings before taxes, excluding non-cash items, as well as an improvement in working capital.
•Capital Expenditures were $637 million compared to $623 million in fiscal 2020. The Company continued to invest in e-commerce capabilities, supply chain improvements and information technology while reducing planned spending on retail and office space upgrades given COVID-19.
•The Company ended the year with $4.96 billion in cash and cash equivalents after returning $1.49 billion cash to stockholders through dividends and share repurchases during the twelve month period and using roughly $1.0 billion cash to fund its increased ownership in DECIEM from approximately 29% to approximately 76%. The Company issued $600 million of new senior notes in March 2021 and repaid the outstanding balances of 1) $750 million drawn on its revolving credit facility in August 2020 and 2) $450 million aggregate principal amount of its Senior Notes due in May 2021.

Fourth Quarter Results
•For the three months ended June 30, 2021, the Company reported net sales of $3.94 billion, a 62% increase compared with $2.43 billion in the prior-year period.
•Results in the fourth quarter reflect the comparisons with the prior-year period when most retail stores were closed due to COVID-19 restrictions. Net sales grew in every category and region, reflecting improved foot traffic in countries where brick-and-mortar stores have reopened, strong growth in travel retail, and continued online sales growth compared to triple-digit growth in the prior year quarter.
•Net income was $1.02 billion, and diluted earnings per share was $2.76. In the prior-year quarter, the Company reported a net loss of $462 million and diluted loss per share of $1.28.
•During the three-months ended June 30, 2021, the Company recorded restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, acquisition-related stock option expense (less the portion attributable to redeemable noncontrolling interest), and other income, net primarily related to a gain on a previously held equity investment in Deciem Beauty Group Inc. that, combined, resulted in a favorable impact of $696 million ($731 million after tax), equal to $1.98 per diluted share, as detailed on page 18. The prior-year period results include restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, and other income, net primarily related to a gain on a previously held equity investment in Have&Be Co. Ltd. that, combined, resulted in an unfavorable impact of $334 million ($272 million after tax), equal to $.75 per diluted share, as detailed in the table on page 18.
•Excluding restructuring and other charges and adjustments, diluted net earnings per common share for the three months ended June 30, 2021 was $.78, an increase from the net loss per common share of $.53 in the three months ended June 30, 2020.
•In constant currency, net sales increased 56% and adjusted diluted net earnings per common share was $.76.

Outlook for Fiscal 2022 First Quarter and Full Year
With multiple engines of growth across regions, brands, product categories and channels, the Company is confident it is well-positioned to continue to drive a gradual recovery as macro-conditions and market dynamics support it. The Company expects to invest in areas to support the recovery, including advertising, online, research and development and supply chain, to both drive growth in areas of opportunity and help nurture emerging trends in the rest of the business. The full year outlook reflects the following assumptions:
•A recovery of the makeup and hair care categories as countries reduce COVID-19 restrictions.
•Growth in developed markets in the west and in brick-and-mortar retail.
•Targeted new distribution throughout the year to retailers that provide broader consumer reach.
•A gradual resumption of international travel beginning later in the fiscal year.
•Benefit from a nearly full year incremental impact of DECIEM in net sales and operating results.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate expected to return to a more normalized level of approximately 23%.

•Net cash flows provided by operating activities are forecast to be between $3.2 billion and $3.4 billion, assuming the Company achieves the results described below, and capital expenditures are expected to be approximately 5% of projected sales.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in consumer preferences that affect consumer spending in certain countries, channels and travel corridors.

Longer-term, the Company expects to return to its growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of COVID-19 subside.

First Quarter Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 17% and 19% versus the prior-year period.
•Organic net sales, which excludes the non-comparable impacts from acquisitions, divestitures and brand closures as well as the impact from currency, are forecasted to increase between 11% and 13%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $1.49 and $1.61. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.55 and $1.65.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $20 million to $30 million, equal to $.04 to $.06 per diluted common share.
•Adjusted diluted earnings per common share are expected to increase between 4% and 11% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using August 13, 2021 spot rates for the first quarter of fiscal 2022, the negative currency impact equates to about $.05 of diluted earnings per share.
•The increase in ownership of DECIEM is expected to be negligible to diluted earnings per common share.

Full Year Fiscal 2022

Sales Outlook
•Reported net sales are forecasted to increase between 13% and 16% versus the prior-year period. This is ahead of the Company’s long-term goal of 6% to 8% as the business begins to normalize as it recovers from the impacts of COVID-19.
•Organic net sales, which excludes the non-comparable impacts from acquisitions, divestitures and brand closures as well as the impact from currency, are forecasted to increase between 9% and 12%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $7.04 and $7.26. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $7.23 and $7.38.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Post-COVID Business Acceleration Program, the charges are estimated to be between approximately $50 million to $90 million, equal to $.12 to $.19 per diluted common share.
•Adjusted diluted earnings per common share are expected to increase between 9% and 12% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using August 13, 2021 spot rates for fiscal 2022, the negative currency impact equates to about $.19 of diluted earnings per share.
•The increase in ownership of DECIEM is expected to be $.03 accretive to diluted earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	September 30, 2021(F)	June 30, 2022(F)
As Reported - GAAP(1)	17% - 19%	13% - 16%

Organic, Non-GAAP	11% - 13%	9% - 12%
Impact of acquisitions, divestitures and brand closures	3%	3%
Impact of foreign currency	3%	1%
Returns associated with restructuring and other activities	—%	—%
As Reported - GAAP(1)	17% - 19%	13% - 16%
(1)Includes returns associated with restructuring and other activities
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	September 30			June 30
	2021(F)	2020	Growth	2022(F)	2021	Variance
Forecasted/Actual EPS - GAAP(1)	$1.49 - $1.61	$1.42	5% - 13%	$7.04 - $7.26	$7.79	(10%) - (7%)

Non-GAAP
Restructuring and other charges	.04 - .06	.02		.12 - .19	.48
Changes in fair value of contingent consideration	—	—		—	(.01)
Acquisition-related stock option expense	—	—		—	.09
Goodwill, other intangible and long-lived asset impairments	—	—		—	.40
Other income	—	—		—	(2.30)
Forecasted/Actual EPS - Non-GAAP	$1.55- $1.65	$1.44	7% - 14%	$7.23 - $7.38	$6.45	12% - 15%
Impact of foreign currency	(.05)			(.19)
Forecasted Constant Currency EPS - Non-GAAP	$1.50 - $1.60		4% - 11%	$7.04 - $7.19		9% - 12%
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 19, 2021 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 6687487). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;

(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford Beauty, Smashbox, Ermenegildo Zegna, AERIN, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, Kilian Paris, Too Faced, Dr. Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

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ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2021	2020		2021	2020
Net sales(A)	$3,936	$2,430	62%	$16,215	$14,294	13%
Cost of sales(A)	986	767	29	3,834	3,552	8
Gross profit	2,950	1,663	77	12,381	10,742	15
Gross margin	74.9%	68.4%		76.4%	75.2%

Operating expenses
Selling, general and administrative(B)	2,610	1,884	39	9,371	8,637	8
Restructuring and other charges(A)	32	19	68	204	73	100+
Goodwill impairment(C)	—	26	(100)	54	812	(93)
Other intangible and long-lived asset impairments(C)	74	277	(73)	134	614	(78)
Total operating expenses	2,716	2,206	23	9,763	10,136	(4)
Operating expense margin	69.0%	90.8%		60.2%	70.9%

Operating income (loss)	234	(543)	100+	2,618	606	100+
Operating income (loss) margin	5.9%	(22.3)%		16.1%	4.2%

Interest expense	42	49	(14)	173	161	7
Interest income and investment income, net	11	7	57	51	48	6
Other components of net periodic benefit cost	—	1	(100)	12	4	100+
Other income (loss), net(D)	847	(19)	100+	847	557	52
Earnings before income taxes	1,050	(605)	100+	3,331	1,046	100+
Provision for income taxes	35	(146)	100+	456	350	30
Net earnings (loss)	1,015	(459)	100+	2,875	696	100+
Net earnings attributable to noncontrolling interests	(4)	(3)	33	(12)	(12)	—
Net loss attributable to redeemable noncontrolling interest	7	—	100	7	—	100
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$1,018	$(462)	100+%	$2,870	$684	100+%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$2.81	$(1.28)	100+%	$7.91	$1.90	100+%
Diluted	$2.76	$(1.28)	100+%	$7.79	$1.86	100+%

Weighted-average common shares outstanding
Basic	362.9	360.6		362.9	360.6
Diluted	368.5	360.6		368.2	366.9

(A)In May 2016, the Company announced a multi-year initiative (“Leading Beauty Forward”) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum. Leading Beauty Forward was designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, the Company concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and has substantially completed those initiatives through fiscal 2021.

In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes.

For the twelve months ended June 30, 2020, the Company recognized $18 million ($14 million, net of tax) of asset-related costs, approved under LBF, due to the impairment of operating lease ROU assets as a result of closed freestanding retail stores, whereby the ability to sublease the locations was negatively impacted by the COVID-19 pandemic. These charges were initially approved under LBF prior to fiscal 2020 as contract terminations related to continuing lease payments to landlords after exiting the location.

(B)The Company recorded $2 million ($2 million, net of tax) of income within selling, general and administrative expenses for the three and twelve months ended June 30, 2021 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition. During the three and twelve months ended June 30, 2020, the Company recorded $8 million ($8 million, net of tax) and $17 million ($16 million, net of tax) of income, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.

The Company recorded $40 million ($31 million, less portion attributable to redeemable noncontrolling interest and net of tax) of acquisition-related stock option expense related to DECIEM stock options.

(C)During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review.

During the fiscal 2021 fourth quarter, based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2021, the Company determined that the carrying value of the GLAMGLOW and Smashbox trademarks exceeded their fair values. This determination was made based on updated internal forecasts, finalized and approved in June 2021, that reflected lower net sales growth projections due to a softer than expected retail environment for these brands, as well as the continued impacts relating to the uncertainty of the duration and severity of the COVID-19 pandemic. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets may not be recoverable. The Company concluded that the carrying values of the trademarks exceeded their estimated fair values. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the three months ended June 30, 2021, the Company recognized other intangible asset impairment charges of $36 million ($27 million, net of tax, or $.08 per common share) relating to these reporting units.

The total goodwill and other intangible asset impairment charges recorded for the twelve months ended June 30, 2021 were $117 million ($91 million, net of tax, or $.25 per common share).

During March 2021, the Company recognized long-lived asset impairments related to other assets (i.e. rights associated with commercial operating leases), operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in Europe due to the impact of the COVID-19 pandemic.

During the fiscal 2021 fourth quarter, the Company also recognized $38 million ($31million, net of tax, or $.08 per common share) of long-lived asset impairments, included in Impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three months ended June 30, 2021, related to operating lease ROU assets of $21 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $16 million, combined.

The total long-lived asset impairment charges recognized for the twelve months ended June 30, 2021 were $71 million ($57 million, net of tax, or $.15 per common share), related to other assets (i.e. rights associated with commercial operating leases) of $27 million, operating lease ROU assets of $25 million, as well as the related property, plant and equipment in certain freestanding stores of $19 million.

During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process. During March 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made revisions to the internal forecasts relating to its Too Faced, BECCA, Smashbox and GLAMGLOW reporting units. The Company concluded that these changes in circumstances in these reporting units triggered the need for interim impairment reviews.

During the fiscal 2020 fourth quarter, the Company updated internal forecasts relating to its Editions de Parfums Frédéric Malle reporting unit due to a softer than expected retail environment for the brand, as well as the impacts relating to the uncertainty of the duration and severity of COVID-19. In addition, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made further revisions to the internal forecasts relating to our BECCA and GLAMGLOW reporting units. The Company concluded that the changes in circumstances in these reporting units triggered the need for impairment reviews of their respective trademarks, long-lived assets (customer lists) and goodwill. For the three months ended June 30, 2020, the Company recognized goodwill and other intangible asset impairment charges of $101 million ($82 million, net of tax, or $.23 per common share) relating to these reporting units.

The total goodwill and other intangible asset impairment charges recorded for the twelve months ended June 30, 2020 were $1,211 million ($1,033 million, net of tax, or $2.81 per common share).

During the fiscal 2020 fourth quarter, the Company also recognized $202 million ($172million, net of tax, or $.47 per common share) of long-lived asset impairments, included in Impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three months ended June 30, 2020, related to operating lease ROU assets of $123 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $79 million, combined.

The total long-lived asset impairment charges recognized for the twelve months ended June 30, 2020 were $215 million ($182 million, net of tax, or $.50 per common share), related to operating lease ROU assets of $131 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $84 million, combined.

For the three and twelve months ended June 30, 2021, total goodwill, other intangible and long-lived asset impairment charges were $74 million ($58 million, net of tax, or $.16 per common share) and $188 million ($148 million, net of tax, or $.40 per common share), respectively. For the three and twelve months ended June 30, 2020, total goodwill, other intangible and long-lived asset impairment charges were $303 million ($254 million, net of tax, or $.70 per common share) and $1,426 million ($1,215 million, net of tax, or $3.31 per common share), respectively.

(D)In conjunction with the increased investment in DECIEM in May 2021, the Company recorded a gain on its previously held equity method investment of $847 million ($847 million, net of tax) which had an impact of $2.30 per common share for the three and twelve months ended June 30, 2021.

In conjunction with the acquisition of the remaining equity interest in Have&Be Co. Ltd. in December 2019, the Company recorded a gain on its previously held equity method investment of $534 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $557 million ($437 million, net of tax) had an impact of $1.19 per common share for the twelve months ended June 30, 2020.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ended June 30, 2021				Three Months Ended June 30
	Net Sales		Diluted EPS		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2021	2020
As Reported Results (1)	62%	56%	100+%	100+%	$2.76	$(1.28)
Restructuring and other charges					.07	.05
Changes in fair value of contingent consideration					—	(.02)
Acquisition-related stock option expense					.09	—
Goodwill, other intangible and long-lived asset impairments					.16	.70
Other income, net					(2.30)	.02
Non-GAAP		56%	100+%		$.78	$(.53)
Impact of foreign currency on earnings per share					(.02)
Non-GAAP, constant currency earnings per share				100+%	$.76

(1)Represents GAAP, except Constant Currency percentages

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended June 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$4	$(8)	$5	$1	$1	$—
PCBA Program	4	(3)	34	1	36	26.07
Changes in fair value of contingent consideration				—	—	—	—
Acquisition-related stock option expense				40	40	31.09
Goodwill, other intangible and long-lived asset impairments				74	74	58.16
Other income, net				(847)	(847)	(847)	(2.30)
Total	$4	$1	$26	$(727)	$(696)	$(731)	$(1.98)

	Year Ended June 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$8	$(15)	$14	$7	$6	$.02
PCBA Program	14	2	201	4	221	170.46
Changes in fair value of contingent consideration				(2)	(2)	(2)	(.01)
Acquisition-related stock option expense				40	40	31.09
Goodwill, other intangible and long-lived asset impairments				188	188	148.40
Other income, net				(847)	(847)	(847)	(2.30)
Total	$14	$10	$186	$(603)	$(393)	$(494)	$(1.34)

	Three Months Ended June 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$1	$14	$5	$20	$17	$.05
Changes in fair value of contingent consideration				(8)	(8)	(8)	(.02)
Goodwill, other intangible and long-lived asset impairments				303	303	254.70
Other income, net				19	19	9.02
Total	$—	$1	$14	$319	$334	$272	$.75

	Year Ended June 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$10	$34	$39	$83	$68	$.19
Changes in fair value of contingent consideration				(17)	(17)	(16)	(.04)
Goodwill, other intangible and long-lived asset impairments				1,426	1,426	1,215	3.31
Other income, net				(557)	(557)	(441)	(1.20)
Total	$—	$10	$34	$891	$935	$826	$2.26

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
Skin Care	$2,371	$1,612	47%	42%	$583	$303	92%
Makeup	960	545	76	70	(269)	(648)	58
Fragrance	448	171	100+	100+	(33)	(146)	77
Hair Care	153	98	56	52	(9)	(29)	69
Other	8	4	100	100	(1)	(3)	67
Subtotal	3,940	2,430	62	56	271	(523)	100+
Returns/charges associated with restructuring and other activities	(4)				(37)	(20)
Total	$3,936	$2,430	62%	56%	$234	$(543)	100+%

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2021	2020	Reported Basis	Constant Currency	2021	2020	Reported Basis
The Americas	$960	$516	86%	86%	$262	$(473)	100+%
Europe, the Middle East & Africa	1,670	981	70	65	(94)	(87)	(8)
Asia/Pacific	1,310	933	40	30	103	37	100+
Subtotal	3,940	2,430	62	56	271	(523)	100+
Returns/charges associated with restructuring and other activities	(4)				(37)	(20)
Total	$3,936	$2,430	62%	56%	$234	$(543)	100+%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments; long-lived asset impairments relating to COVID-19; the changes in the fair value of contingent consideration; acquisition-related stock option expense; and other income, net. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted-average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended June 30
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,936	$4	$3,940	$(146)	$3,794	$2,430	$—	$2,430	62%	56%
Cost of sales	986	(1)	985	(36)	949	767	(1)	766
Gross profit	2,950	5	2,955	(110)	2,845	1,663	1	1,664	78%	71%
Gross margin	74.9%		75.0%		75.0%	68.4%		68.5%

Operating expenses	2,716	(146)	2,570	(103)	2,467	2,206	(314)	1,892	36%	30%
Operating expense margin	69.0%		65.2%		65.0%	90.8%		77.9%
Operating income (loss)	234	151	385	(7)	378	(543)	315	(228)	100+%	100+%
Operating income (loss) margin	5.9%		9.8%		10.0%	(22.3)%		(9.4)%

Other income (loss), net	847	(847)	—	—	—	(19)	19	—	—%	—%
Provision (benefit) for income taxes	35	26	61	(2)	59	(146)	62	(84)	100+%	100+%

Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$1,018	$(731)	$287	$(6)	$281	$(462)	$272	$(190)	100+%	100+%
Diluted EPS	$2.76	$(1.98)	$.78	$(.02)	$.76	$(1.28)	$.75	$(.53)	100+%	100+%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Year Ended June 30
	2021					2020			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$16,215	$14	$16,229	$(357)	$15,872	$14,294	$—	$14,294	14%	11%
Cost of sales	3,834	(10)	3,824	(79)	3,745	3,552	(10)	3,542
Gross profit	12,381	24	12,405	(278)	12,127	10,742	10	10,752	15%	13%
Gross margin	76.4%		76.4%		76.4%	75.2%		75.2%

Operating expenses	9,763	(430)	9,333	(230)	9,103	10,136	(1,482)	8,654	8%	5%
Operating expense margin	60.2%		57.5%		57.4%	70.9%		60.5%
Operating income	2,618	454	3,072	(48)	3,024	606	1,492	2,098	46%	44%
Operating income margin	16.1%		18.9%		19.1%	4.2%		14.7%

Other income, net	847	(847)	—	—	—	557	(557)	—	—%	—%
Provision for income taxes	456	92	548	(10)	538	350	109	459	19%	17%

Net earnings attributable to The Estée Lauder Companies Inc.	$2,870	$(494)	$2,376	$(41)	$2,335	$684	$826	$1,510	57%	55%
Diluted EPS	$7.79	$(1.34)	$6.45	$(.11)	$6.34	$1.86	$2.26	$4.12	57%	54%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2021	June 30, 2020
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$4,958	$5,022
Accounts receivable, net	1,702	1,194
Inventory and promotional merchandise	2,505	2,062
Prepaid expenses and other current assets	603	614
Total current assets	9,768	8,892
Property, plant and equipment, net	2,280	2,055
Operating lease right-of-use assets	2,190	2,282
Other assets	7,733	4,552
Total assets	$21,971	$17,781

LIABILITIES AND EQUITY

Current debt	$32	$1,222
Accounts payable	1,692	1,177
Operating lease liabilities	379	375
Other accrued liabilities	3,195	2,405
Total current liabilities	5,298	5,179
Long-term debt	5,537	4,914
Long-term operating lease liabilities	2,151	2,278
Other noncurrent liabilities	2,037	1,448
Total noncurrent liabilities	9,725	8,640
Redeemable noncontrolling interest	857	—
Total equity	6,091	3,962
Total liabilities and equity	$21,971	$17,781

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2021	2020 (Audited)
Net earnings	$2,875	$696
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	651	611
Deferred income taxes	(230)	(143)
Goodwill, other intangible and long-lived asset impairments	188	1,426
Gain on previously held equity method investment	(847)	(534)
Other items	440	235
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(398)	625
Increase in inventory and promotional merchandise	(140)	(3)
Decrease (increase) in other assets, net	13	(212)
Increase (decrease) in accounts payable and other liabilities	1,079	(421)
Net cash flows provided by operating activities	$3,631	$2,280

Other Investing and Financing Sources (Uses):
Capital expenditures	$(637)	$(623)
Payments for acquired businesses, net of cash acquired	(1,065)	(1,047)
Purchases of investments	(42)	(5)
Payments to acquire treasury stock	(733)	(893)
Dividends paid	(753)	(503)
Proceeds (repayments) of current debt, net	(744)	755
Proceeds of long-term debt, net	137	1,968

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